Exhibit 99.1

PURCHASE AND SALE AGREEMENT

BETWEEN

DUNE PROPERTIES, INC.

(AS SELLER)

AND

TEXAS PETROLEUM INVESTMENT COMPANY

(AS BUYER)

DATED AS OF MAY 28, 2010

TABLE OF CONTENTS

1.	Sale and Purchase of Assets		1
	1.1	Assets to be Sold	1
	1.2	Exclusions and Reservations	3
	1.3	Conveyance Instruments	4
	1.4	Suspended Proceeds	5

2.	Purchase Price and Effective Time		5
	2.1	Purchase Price	5
	2.2	Delivery of Deposit	5
	2.3	Allocation of Purchase Price	5
	2.4	Adjustments to Purchase Price	6
	2.5	Effective Time of Sale	7

3.	Allocation of Revenues and Costs; Indemnification Retained Obligations and Assumed Obligations		8
	3.1	Allocation of Revenues	8
	3.2	Allocation of Costs; Payment of Invoices	8
	3.3	Certain Indemnities	8
	3.4	Retained Obligations	14
	3.5	Assumed Obligations	14

4.	Taxes and Payables		15
	4.1	Payment of Taxes	15

5.	Representations, Warranties, Acknowledgments, Disclaimers and Waivers		15
	5.1	Seller’s Representations and Warranties	15
	5.2	Buyer’s Representations and Warranties	18
	5.3	Representations and Warranties Exclusive	19
	5.4	Disclaimers, Waivers and Acknowledgments	19

6.	Title Matters		22
	6.1	Examination Period	22
	6.2	Title Defects	23
	6.3	Permitted Encumbrances	23
	6.4	Notice of Title Defects; Title Defect Valuation	25
	6.5	Remedies for Title Defects	26
	6.6	Title Benefits	27
	6.7	Limitation of Remedies for Title Defects; Title Benefits	28

7.	Environmental Matters		28
	7.1	Environmental Review	28
	7.2	Environmental Definitions	30
	7.3	Notice of Environmental Defects	31
	7.4	Remedies for Environmental Defects	31
	7.5	Limitation of Remedies for Environmental Defects	32
	7.6	Post-Closing Environmental Indemnification by Buyer	32
	7.7	Condition of the Assets	33
	7.8	Waiver	34

8.	Independent Experts		34
	8.1	Selection of Independent Experts	34
	8.2	Procedures	34
	8.3	Location of Proceeding	34

9.	Additional Covenants		34
	9.1	Operations Prior to Closing	34
	9.2	Preferential Rights to Purchase	36
	9.3	Successor Operator	36
	9.4	Compliance	36
	9.5	Employees	37
	9.6	Bonds, Permits, Insurance, Other	37

10.	Closing, Termination and Final Adjustments		37
	10.1	Conditions Precedent	37
	10.2	Closing	40
	10.3	Termination	41
	10.4	Final Adjustments	41

11.	Miscellaneous		42
	11.1	Oil, Gas and End Product Imbalances	42
	11.2	Insurance	42
	11.3	Casualty Loss of Assets	43
	11.4	Books and Records	43
	11.5	Publicity	43
	11.6	Assignment	43
	11.7	Entire Agreement	43
	11.8	Notices	44
	11.9	Governing Law; Venue	44
	11.10	Confidentiality	45
	11.11	Survival of Representations and Covenants	45
	11.12	Further Cooperation	45
	11.13	Counterparts	45
	11.14	Exhibits and Schedules	45
	11.15	Severability	46
	11.16	Expenses, Post-Closing Consents and Recording	46
	11.17	Removal of Signs and Markers	46
	11.18	CONSPICUOUSNESS/EXPRESS NEGLIGENCE	46
	11.19	Waiver of Certain Damages; Limitation on Seller's Indemnity	47
	11.20	Transfer of Records	47
	11.21	Preservation of Records	47

LIST OF EXHIBITS

Exhibit “A”	–	Lease and Well Descriptions
Exhibit “B”	–	Surface Interests
Exhibit “C”	–	Personal Property
Exhibit “D”	–	Form of Assignment
Exhibit “E”	–	Form of Escrow Agreement
Exhibit “F”	–	Form of Certificate of Non-Foreign Status

LIST OF SCHEDULES

Schedule 1.1 (a)(vi)	–	Contracts
Schedule 1.2(i)	–	Excluded Assets
Schedule 2.3	–	Allocated Values
Schedule 2.4(a)(ii)	–	Reference Prices for Stock Hydrocarbons
Schedule 5.1(e)	–	Suits and Claims
Schedule 5.1(g)	–	Compliance with Laws
Schedule 5.1 (i)	–	Rights to Production
Schedule 5.1 (k)	–	Preferential Rights and Required Consents
Schedule 5.1(n)	–	Non-Consent Operations
Schedule 6.3(c)	–	Liens
Schedule 9.1	–	Budget
Schedule 9.5	–	Employee list
Schedule 11.1	–	Production and Pipeline Imbalances

TABLE OF DEFINED TERMS

Adjusted Purchase Price	5
Aggregate Environmental Defect Deductible	32
Aggregate Indemnification Deductible	9
Aggregate Title Deductible	28
Agreement	1
Allocated Value	6
Asset	3
Assets	3
Assignment	4
Assumed Obligations	14
Business Day	8
Buyer	1
Buyer Parties	9
Buyer’s Environmental Review	28
Casualty Loss	43
Claim Notice	11
Claims	9
Closing	39
Closing Date	39
Closing Period Termination Date	10
Closing Statement	7
Consents	17
Contracts	2
Deposit	5
Effective Time	8
Environmental Defect	30
Environmental Defect Notice	31
Environmental Defect Value	31
Environmental Information	29
Environmental Laws	31
Escrow Account	5
Escrow Agent	5
Escrow Agreement	5
Examination Period	22
Excluded Assets	3

Governmental Authority	30
Hydrocarbons	2
Imbalance	41
Indemnified Party	11
Indemnifying Party	11
Independent Expert	34
Individual Indemnification Threshold	9
Knowledge of Seller	15
Leases	1
Marketable Title	23
Material Environmental Defect	32
Material Title Defect	28
Net Revenue Interest	49
NRI	49
NRI APO	49
Party Appointed Arbitrator	34
Permitted Encumbrances	23
Preferential Rights	17
Purchase Price	5
Records	2
Representatives	44
Retained Obligations	14
Sale Hydrocarbons	2
Seller	1
Seller Parties	11
Seller Policies	42
Stock Hydrocarbons	2
Suspended Proceeds	5
Title Defect	23
Title Defect Notice	25
Title Defect Value	25
Units	1
Wells	1
WI	49
WI APO	49
Working Interest	49

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 28, 2010, is by and between DUNE PROPERTIES, INC., a Texas corporation (“Seller”), whose address is 777 Walker Street, Suite 2300, Houston, Texas 77002 and TEXAS PETROLEUM INVESTMENT COMPANY, a Texas corporation, whose address is 5850 San Felipe, Suite 250, Houston, Texas 77057 (“Buyer”).

W I T N E S S E T H :

That Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms set forth in this Agreement, those certain oil and gas interests and associated assets described herein. Accordingly, in consideration of the mutual promises contained herein, the mutual benefits to be derived by each party hereunder and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.	Sale and Purchase of Assets

1.1 Assets to be Sold.

(a)	Subject to the terms and conditions herein, Seller shall sell, transfer and assign, and Buyer shall purchase, pay for and receive, all of Seller’s right, title and interest in and to the following, save and except the Excluded Assets:

(i)	the oil and gas leases, oil, gas and mineral leases, fee mineral interests, mineral servitude interests, royalty interests, non-working and carried interests, operating rights and other interests in land described or referred to in Exhibit “A” (collectively, the “Leases”). together with all oil and gas pooling and unitization agreements, declarations, designations and orders relating to the Leases (such pooled or unitized areas being, collectively, the “Units”);

(ii)	any and all oil and gas wells, salt water disposal wells, injection wells and other wells and wellbores, whether abandoned, not abandoned, plugged or unplugged, located on the Leases or within the Units (collectively, the “Wells”), including, without limitation, those Wells identified on Exhibit “A”);

(iii)	all easements, rights-of-way, servitudes, lands, surface and subsurface lease agreements, surface use agreements and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used in connection with the exploration, development or operation of the Leases, Wells and Units, including, without limitation, those rights and interests described or referred to in Exhibit “B” (the “Surface Interests”);

(iv)	all structures, facilities, wellheads, tanks, pumps, compressors, separators, equipment, machinery, fixtures, flowlines, gathering lines, materials, improvements, moored trailer house, vessels or boats owned by Seller (or its affiliates) described on Exhibit C, all radio and telephone equipment and any other personal property located on or used in the exploration, development or operation of the Leases, Units or Wells, including, without limitation, the personal property described on Exhibit “C” (collectively, the “Personal Property”);

(v)	all natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid (the “Hydrocarbons”). produced and saved from, or allocable to, the Leases and Wells from and after the Effective Time (the “Sale Hydrocarbons”);

(vi)	to the extent transferable, all licenses, permits, contracts, pooling, unitization and communitization agreements, operating agreements, processing agreements, division orders, farm-in and farm-out agreements, rental agreements, equipment lease agreements and all other agreements of any kind or nature, whether recorded or unrecorded, including, without limitation, those agreements identified in Schedule 1.1(a)(vi). BUT INSOFAR AND ONLY INSOFAR as the foregoing directly relate to or are attributable solely to the Leases, Units, Wells, Surface Interests or Personal Property, the ownership or operation thereof, or the production, treatment, processing, compression, sale, transportation, gathering, storage, sale or disposal of Sale Hydrocarbons, water or other substances produced therefrom or associated therewith (the “Contracts”);

(vii)	original records directly relating to the Leases, Surface Interests, Wells, Sale Hydrocarbons, Contracts, and Personal Property in the possession of Seller, including interpreted geological and geophysical data and maps (to the extent covering such Leases or Units) except such data that cannot be transferred without consent of or payment to a third party (the “Records”); provided, however, that Seller may keep copies of the Records, and;

(viii)	all Imbalances as of the Effective Time, and all Hydrocarbons produced prior to the Effective Time from, or allocable to, the Leases, Units and Wells, but in storage or upstream of the applicable sales meter at the Effective Time (the “Stock Hydrocarbons”), together with all accounts receivable with respect thereto.

All such Leases, Wells, Surface Interests, Personal Property, Sale Hydrocarbons, Contracts, Records, Stock Hydrocarbons and other assets described above are hereinafter collectively referred to as the “Assets” or, when used individually, an “Asset”.

(b)	The risk of loss and transfer of possession and control of the Assets shall occur and be made at Closing, but as between the Parties, the Buyer and Seller intend to account for certain liabilities and benefits attributable to the Assets as of the Effective Time.

1.2 Exclusions and Reservations. Specifically excepted and reserved from this transaction are the following (and the following shall not be “Assets” for purposes of this Agreement), hereinafter referred to as the “Excluded Assets”:

(a)	Seller’s corporate records, financial and tax records unrelated to the Assets, reserve estimates and reports, economic analyses, computer programs and applications, pricing forecasts, legal files, legal opinions, attorney-client communications, and attorney work product (except abstracts of title, title opinions, certificates of title, and title curative documents related to the Assets, which shall be furnished to Buyer), and all other records and documents subject to confidentiality provisions, or other restrictions on access or transfer; provided, however, that Seller will, upon Buyer’s request and at no cost or expense to Seller, request waivers of such restrictions;

(b)	All of Seller’s intellectual property rights, patents, copyrights, names (including, without limitation, all rights to the name, “Dune”), marks, logos, proprietary software and derivatives therefrom (including, without limitation, field-direct software and other licensed software);

(c)	Subject to the provisions of Section 11.2, all rights and claims arising, occurring, or existing in favor of Seller prior to the Effective Time, including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, personal or corporate injury, property damages, royalty and other rights and claims of any nature in favor of Seller relating to any time period prior to the Effective Time;

(d)	All of Seller’s insurance contracts and rights, titles, claims and interests of Seller related to the Assets for all periods prior to the Effective Time (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or letter of credit or other security device, or (iii) relating to any insurance or condemnation proceeds or awards, together with all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for all periods prior to the Effective Time;

(e)	Claims of Seller for any refund of or loss carry forward with respect to (i) production, severance, ad valorem or any other taxes attributable to the Assets for any period prior to the Effective Time, and (ii) income, occupational or franchise taxes;

(f)	All monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets or the ownership or operation thereof prior to the Effective Time, including, without limitation, amounts recoverable from audits under operating agreements and any overpayments of royalties to the extent attributable to the period prior to the Effective Time;

(g)	All rights, obligations, benefits, awards, judgments, settlements, if any, applicable to any litigation pending as of the Effective Time in which Seller is a named claimant or plaintiff or holds beneficial rights or interests, to the extent related to periods prior to the Effective Time;

(h)	all interpreted geological and geophysical data that cannot be transferred without the consent of or payment to any third party;

(i)	all Hydrocarbons produced or sold from the Assets (and any proceeds attributable thereto) with respect to all periods prior to the Effective Time;

(j)	all personal computers and associated peripherals, other than those personal computers described on Exhibit C;

(k)	vessels or boats not described on Exhibit C;

(1)	personal property or vehicles located on such leased sites which are not related to any one or more of the Assets or are temporarily located thereon;

(m)	All telecommunication and communications equipment not located on the Assets; and

(n)	any other assets identified as excluded or retained on Schedule 1.2(i).

1.3 Conveyance Instruments. The Assets to be conveyed by Seller to Buyer at Closing pursuant to Section 1.1(a) shall be conveyed “AS IS, WHERE IS,” without warranty of title except against claims of title arising by, through or under Seller, but not otherwise, and subject to Permitted Encumbrances and subject to the express conditions and limitations contained in this Agreement. The Assets to be transferred to Buyer pursuant to Section 1.1(a) shall be transferred pursuant to an Assignment and Bill of Sale in the form of Exhibit “D” (the “Assignment”) and such other necessary instruments as specified in Section 10.2. It is acknowledged that certain Contracts or other items constituting part of the Assets may be in the name of an affiliate of Seller, but such Contracts or items (together with any obligations related thereto) shall be assigned and transferred to Seller prior to Closing, such that they will be assigned and transferred to Buyer at Closing under the Assignment.

1.4 Suspended Proceeds. Seller shall transfer and pay to Buyer at Closing, and Buyer agrees to accept from Seller, all monies representing the value or proceeds of production removed or sold from the Assets and held by Seller at the time of the Closing for accounts from which payment has been suspended, such monies being hereinafter called “Suspended Proceeds”. Seller shall provide to Buyer all documentation or justification pertaining to the Suspended Proceeds. Buyer shall be solely responsible for the proper distribution of such Suspended Proceeds to the party or parties which or who are entitled to receive payment of the same, and hereby agrees to indemnify, defend and hold Seller harmless from any Claims therefor, up to the amount of the Suspended Proceeds.

2.	Purchase Price and Effective Time

2.1 Purchase Price. As consideration for the sale of the Assets, Buyer shall pay to Seller THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) (the “Purchase Price”), adjusted as set forth below. The Purchase Price as adjusted in accordance with Section 2.4 shall be referred to as the “Adjusted Purchase Price.”

(a)	A performance deposit in the amount equal to five percent (5%) of the Purchase Price (the “Deposit”) shall be paid not later than the close of banking business on the second business day following execution of this Agreement by Buyer and Seller to BBVA Compass Bank (the “Escrow Agent”) for deposit into an interest bearing or non-interest bearing escrow account (the “Escrow Account”) to be governed by an agreement substantially in the form of the agreement attached hereto as Exhibit “E” (the “Escrow Agreement”), such Escrow Agreement to be executed by Buyer, Seller and the Escrow Agent on the date hereof. The Deposit (but not the earnings on the Deposit, if any, while held in the Escrow Account), will be credited to the Purchase Price at Closing, and is not refundable except as provided in this Agreement. The earnings on the Deposit, if any, shall be paid to the party entitled to the Deposit in accordance with the terms hereof.

(b)	The Adjusted Purchase Price shall be paid at Closing, by wire transfer of immediately available funds, to the account (or accounts) designated by Seller to Buyer in writing prior to Closing.

2.2 Delivery of Deposit. The Deposit shall be paid by Buyer by wire transfer, in immediately available funds, to the Escrow Agent mutually agreed upon by the Parties.

2.3 Allocation of Purchase Price. Buyer and Seller have agreed upon an allocation of the Purchase Price to individual Assets (each an “Allocated Value”) as set forth in Schedule 2.3. Buyer represents and warrants to Seller that it has made reasonable allocations, in good faith, and that Seller may rely on the allocations for all purposes, including, without limitation, (a) to notify holders of preferential rights of Buyer’s offer, (b) as a basis for adjustments to the Purchase Price for defect and casualty loss adjustments and (c) as otherwise provided in this Agreement. Schedule 2.3 also sets forth an allocation for federal tax purposes among intangibles and tangibles comprising the Assets. Buyer and Seller agree to be bound by the allocation of the

Purchase Price among tangible and intangible Assets set forth therein for all purposes; to consistently report such allocations for all federal, state and local income tax purposes as and to the extent required by law; and to timely file all reports required by the Internal Revenue Code of 1986, as amended, concerning the Purchase Price allocations.

2.4 Adjustments to Purchase Price. At Closing, the Purchase Price shall be adjusted (without duplication) in accordance with this Section 2.4.

(a)	The Purchase Price shall be increased by the following amounts:

(i)	the amount of all costs, expenses and charges relating to the Assets, or the ownership, use or operation of the Assets, which are paid by Seller and are attributable to the period of time from and after the Effective Time, including, without limitation, (a) all operating costs and expenses, (b) all capital expenditures, including, without limitation, all drilling, completion, reworking, deepening, side-tracking, plugging and abandoning costs and expenses, (c) all prepaid expenses and land related costs and expenses attributable to the Assets, including, without limitation, all bonus payments, royalty disbursements, delay rental payments, shut-in payments and other similar costs (provided, however, that the Purchase Price shall not be increased by land related expenses incurred by Seller in connection with Title Defect curative work), (d) excise, severance and production tax payments, and any other tax payments based upon or measured by the production of Sale Hydrocarbons or the proceeds of sale or other disposition therefrom and (e) expenses paid by Seller to any third party under applicable joint operating agreements or other contracts or agreements included in the Assets;

(ii)	an amount equal to the price to be paid to Seller (or Seller’s affiliate) for such Stock Hydrocarbons under the Oil Purchase Agreement (Texon Contract No. CPE6813) dated August 15, 2007, between Texon L.P., as buyer, and Dune Operating Company, as seller, as amended; less and except any applicable taxes or royalties thereon;

(iii)	the adjustment amount, if any, due Seller as determined pursuant to Section 11.1 with respect to Imbalances;

(iv)	if the aggregate Title Benefit Value is greater than the aggregate Title Defect Value, as provided in Section 6, an amount equal to such difference;

(v)	an amount equal to $10,000.00 per month for each month (or portion thereof) commencing on the Effective Time and continuing until the Closing; and

(vi)	any other amount specified herein or otherwise agreed upon by Seller and Buyer in writing.

(b)	The Purchase Price shall be decreased by the following amounts:

(i)	an amount equal to the net proceeds (the price at which the Hydrocarbons are sold after the Effective Time, less transportation costs, quality adjustment, if any, applicable taxes and royalty payments) received by Seller from the sale or other disposition of Sale Hydrocarbons (it is anticipated that Seller will receive payment from the purchasers for the Sale Hydrocarbons produced in May 2010, and that Buyer will receive payment from the purchasers for the Sale Hydrocarbons produced in June 2010);

(ii)	the adjustment amount, if any, due Buyer as determined pursuant to Section 11.1 with respect to Imbalances;

(iii)	if the aggregate Title Defect Value is greater than the aggregate Title Benefit Value, as provided in Section 6, an amount equal to such difference;

(iv)	reductions due to Environmental Defects as provided in Section 7;

(v)	reductions due to the exercise of Preferential Rights as provided for in Section 9.2;

(vi)	reductions due to Casualty Loss as provided in Section 11.3;

(vii)	Seller’s pro rata share of taxes as determined pursuant to Section 4.1; and

(viii)	any other amount specified herein or otherwise agreed upon by Seller and Buyer in writing.

(c)	Seller shall prepare and deliver to Buyer an accounting statement (the “Closing Statement”) no later than three (3) Business Days prior to Closing that shall set forth the adjustments to the Purchase Price made in accordance with this Agreement, it being understood and agreed that the Closing Statement shall contain reasonable estimates, if actual amounts are not known at the time, and actual costs and revenues, if known. As used herein, the term “Business Day” means any day other than Saturday, Sunday, or any day on which the principal commercial banks located in the State of Texas or the State of New York are authorized or obligated to close under the laws of such states.

2.5 Effective Time of Sale. The effective time of the sale of the Assets shall be as of 7:00 a.m., local time where the Assets are located, on May 1, 2010 (the “Effective Time”).

3.	Allocation of Revenues and Costs; Indemnification Retained Obligations and Assumed Obligations

3.1 Allocation of Revenues. Seller shall own and receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) all proceeds from the sale of Hydrocarbons physically produced from or allocable to the Assets prior to the Effective Time (excluding Stock Hydrocarbons), and shall also receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets relating to all periods before the Effective Time. Buyer shall receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) all proceeds from the sale of Sale Hydrocarbons and Stock Hydrocarbons and shall also receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets which relate to all periods from and after the Effective Time.

3.2 Allocation of Costs; Payment of Invoices. After the Closing, Seller shall be responsible for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received during the period prior to the Effective Time, and other charges and invoices applicable to work performed or material received from and after the Effective Time shall be borne, paid or reimbursed by Buyer. Similarly, after the Closing, Buyer shall be responsible for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received in the period on or subsequent to the Effective Time, and other charges and invoices applicable to work performed or material received prior to the Effective Time shall be borne, paid or reimbursed by Seller.

3.3 Certain Indemnities.

(a)	Definition of Claims. The term “Claims” means any and all direct or indirect demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, costs and expenses (including without limitation costs and expenses of owning and operating the Assets) of any kind or character (whether or not asserted prior to Closing, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on theories of contract, tort, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or other legal theory), including, without limitation, penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims. Without limiting the generality of the foregoing, the term “Claims” specifically includes any and all Claims arising from, attributable to or incurred in connection with any (a) breach of contract, (b) loss of or damage to property, injury to or death of persons, and other tortuous injury and (c) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or in equity.

(b)	Seller’s Indemnity.

(i)	Seller’s Indemnity. Upon the Closing and subject to the further provisions hereof, Seller shall defend, indemnify and hold Buyer, its affiliates, and its/their directors, officers, employees, contractors, and representatives (which additional parties, together with Buyer, are hereinafter collectively referred to as the “Buyer Parties”) harmless from and against any and all Claims arising from, out of or in connection with, or otherwise relating to: (1) any inaccuracy of any representation or warranty of Seller set forth in this Agreement, or in any certificate or instrument delivered in connection herewith, (2) the Excluded Assets, (3) Seller’s breach of, or failure to perform or satisfy, any of its covenants and obligations hereunder, and (4) Retained Obligations (as defined in Section 3.4 hereof).

(ii)	Threshold and Deductible. Seller shall not be liable to the Buyer Parties under clause (i)(l), (i)(3), or (i)(4) of this Section 3.3(b) with respect to any Claim unless (i) the amount of the Claim resulting from any separate fact, condition or event that constitutes a Claim is in excess of $50,000 (the “Individual Indemnification Threshold”) and (ii) the aggregate amount of all Claims under this Agreement, as defined herein, meeting the Individual Indemnification Threshold is at least equal to $900,000 (the “Aggregate Indemnification Deductible”), and then Seller shall only be liable to the extent such Claims exceed, in the aggregate, the Aggregate Indemnification Deductible.

(iii)	Aggregate Limitation on Seller’s Indemnity. In addition to the limitations set forth above, in no event shall Seller ever be required to indemnify the Buyer Parties for Claims under this Section 3.3(b) or to pay any other amount in connection with or with respect to the transactions contemplated by this Agreement in any amount exceeding, in the aggregate, twenty percent (20%) of the Purchase Price (being Six Million Dollars ($6,000,000); and Buyer WAIVES, RELEASES AND FOREVER DISCHARGES Seller and any other Seller Parties (as defined below) from any and all claims and damages of any kind in excess of this aggregate amount.

(iv)	COMPLIANCE WITH EXPRESS NEGLIGENCE RULE. THE INDEMNIFICATION, WAIVER, AND RELEASE PROVISIONS IN THIS AGREEMENT, INCLUDING THOSE IN THIS SECTION 3.3(b), SECTION 3.3(c),

SECTION 5.4, SECTION 7, SECTION 9.1, SECTION 11.18 AND SECTION 11.19 SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR RESPONSIBILITY OF ANY OF THE BUYER PARTIES, SELLER OR ANY OTHER PERSON.

(v)	Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, Section 3.3(b) contains Buyer’s and the other Buyer Parties’ exclusive remedy against Seller with respect to breaches of the representations, warranties, covenants and agreements of Seller contained in this Agreement, as well as any other matters covered thereby.

(vi)	Insurance. The amount of any Claims for which any of the Buyer Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement shall be reduced by any corresponding insurance proceeds realized by such party if a claim were properly pursued under the relevant insurance arrangements

(vii)	Claims Period. Seller’s obligation to indemnify the Buyer Parties pursuant to clauses (i)(l), (ii)(3), or (i)(4) of this Section 3.3(b) will expire with respect to any Claim for which a Buyer Party has not provided notice to Seller as provided in Section 3.3(d) on or prior to 5:00 p.m., Houston, Texas time, on the six (6) month anniversary of the Closing Date (the “Closing Period Termination Date”); provided, however, that Seller’s obligation to indemnify Buyer with respect to breaches of Seller’s representations and warranties in Sections 5.1(a) and 5.1(b) shall survive the Closing for the applicable statute of limitations period. The foregoing will not limit the rights of Buyer Parties to proceed against the Seller as provided herein after the Closing Period Termination Date with respect to Claims for which a Buyer Party has provided notice to Seller as provided in Section 3.3(d) prior to the Closing Period Termination Date; provided, however, that any Claims not so asserted by such date shall be deemed WAIVED by the Buyer Parties for all purposes.

(c)

Buyer’s General Indemnification. Subject to Section 3.3(b), Buyer shall defend, protect, indemnify and hold Seller, its affiliates, and its/their partners, members, managers, directors, officers, employees, contractors and representatives (which additional parties, together with Seller, are hereinafter collectively referred to as the “Seller Parties”) harmless from and against any and all Claims in any way arising from, out of or in connection with, or otherwise relating to: (i) any inaccuracy of any representation or warranty of Buyer set forth in this Agreement; (ii) Buyer’s breach of, or failure to perform or satisfy, any of its covenants and obligations hereunder; and (iii) the Assumed Obligations, and (iv) the Assets (subject only to Seller’s indemnity obligations in Section 3.3(b) above), including, without limitation, the ownership or operation thereof and performance thereunder, or are attributable to environmental conditions whether or not such conditions existed prior to the Effective Time or arose subsequent to the Effective Time, REGARDLESS OF WHETHER ANY OF THE CLAIMS DESCRIBED IN CLAUSES (c)(i)-(c)(iv) ABOVE ARE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT SELLER’S WILLFUL MISCONDUCT), STRICT LIABILITY, LIABILITY WITHOUT FAULT, REGULATORY LIABILITY, STATUTORY LIABILITY, BREACH OF CONTRACT, BREACH OF WARRANTY OR OTHER FAULT OR RESPONSIBILITY OF SELLER, BUYER OR ANY OTHER PERSON OR PARTY. Notwithstanding anything to the contrary contained herein, Buyer’s general indemnification shall not cover, and there shall be excluded therefrom, any penalties or fines due with respect to the ownership or operation of the Assets prior to the Effective Time.

(d)	Claims Procedures. Promptly upon a party becoming aware of any Claim with respect to which it believes it is entitled to indemnification hereunder, whether under this Section 3.3, Section 7.7, or the other provisions hereof, such party (an “Indemnified Party”) shall notify the other party (the “Indemnifying Party”) in writing of the existence and nature of such Claim, the identity of any third party claimants and a description of the damages and the amount thereof relating to such Claim (the “Claim Notice”). The Indemnified Party shall be responsible for the defense of any Claim unless the Indemnifying Party, upon reasonable notice, requests that the defense of a Claim be tendered to the Indemnifying Party. If:

(i)	the defense of a Claim is so tendered and within ten (10) Business Days thereafter such tender is accepted by the Indemnifying Party; or

(ii)	within ten (10) Business Days after the date on which the Claim Notice has been given pursuant to this Section 3.3(d), the Indemnifying Party shall acknowledge in writing to the Indemnified Party its obligation to provide an indemnity as provided in this Section 3.3 and assume the defense of the Claim;

then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Claim. The Indemnified Party shall have the right to be represented by counsel at the Indemnified Party’s expense, subject to the limitations hereof, in any such contest, defense, litigation or settlement conducted by the Indemnifying Party. The Indemnifying Party shall lose its right to defend and settle the Claim if it shall fail to diligently contest and defend the Claim after written notice or demand by the Indemnified Party. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable; provided, that at least five (5) Business Days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party and the Indemnified Party shall have consented thereto, which consent shall not be unreasonably withheld, conditioned or delayed. All expenses (including without limitation attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party; provided that if the Indemnifying Party is the Seller, such expenses shall be paid or reimbursed to the Indemnified Party solely out of the Indemnity Amount and the Seller will have no obligation hereunder in excess of such amount. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a full and complete release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability or wrongdoing to the Indemnified Party or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Section 3.3 shall relieve it of such obligations to the extent they exist. If the Indemnifying Party fails to accept a tender of, or assume, the defense of a Claim pursuant to this Section 3.3(d), or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Claim or if there is a legal conflict, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Claim, and may settle such Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided, that, the Indemnified Party will not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If, pursuant to this Section 3.3, the Indemnified Party so contests, defends, litigates or settles a Claim for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses; provided that if the Indemnifying Party is the Seller and the matter relates to a matter subject to indemnity by Seller pursuant to clause (a) of Section 3.3(b) (other than a breach of Sections 5.1(a), 5.1(b), 5.1(c) or 5.1(d) hereof), such expenses shall be reimbursable to the Indemnified Party solely out of the Indemnity Amount and the Seller will have no obligation hereunder in excess of such amount.

(e)	Subrogation. Following full indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to claims against third-parties (non-Seller Parties) relating to the matter for which indemnification has been made and the Indemnified Party agrees to use commercially reasonable efforts to cooperate with the Indemnifying Party in exercising such subrogation rights.

(f)	Insured Losses; Recoveries from Third Parties. The amount of any damages for which indemnification is provided under this Section 3.3, Section 7.7, or the other provisions hereof shall be net of any duplicative amounts recovered by the Indemnified Party under insurance policies or from unaffiliated third parties with respect to such damages. If an Indemnified Party receives an amount under insurance coverage or from an unaffiliated third party with respect to damages at any time subsequent to any indemnification provided by an Indemnifying Party pursuant to this Section 3.3, Section 7.7, or the other provisions hereof, then such Indemnified Party shall promptly deliver such amount (up to the amount of the indemnification payment made to such Indemnified Party regarding such matter) to the Indemnifying Party; provided, however, that such Indemnified Party shall be entitled to retain the amount of any payments made or costs or expenses incurred in connection with obtaining such payment. The obligation created by this Section 3.3(f), Section 7.7, or the other provisions hereof is an obligation to make repayment in the event of and to the extent of a recovery from a third party and shall not delay an Indemnified Party’s right to repayment from the Indemnifying Party under this Section 3.3, Section 7.7, or the other provisions hereof.

(g)	Characterization of Indemnification Payments. Buyer and Seller agree to treat any payment made under this Section 3.3, Section 7.7, or the other provisions hereof as an adjustment to the Purchase Price. Any indemnification hereunder will be determined on an after-tax basis (taking into account any actual tax benefits or detriments realized with respect to the damages for which the payment under this Section 3.3, Section 7.7, or the other provisions hereof is being made).

3.4 Retained Obligations. Provided that the Closing occurs, Seller shall retain all obligations and liabilities related to the Excluded Assets indefinitely, and for a period of six (6) months from Closing, and not thereafter, Seller shall retain (a) all obligations and liabilities of Seller for the payment or improper payment of royalties, rentals and other similar payments under the Leases relating to the Assets accruing prior to the Effective Time; (b) all obligations of Seller under the Contracts for (i) overhead charges related to periods prior to the Effective Time, and (ii) costs and expenses incurred prior to the Effective Time for goods and services provided prior to the Effective Time; (c) all liability of Seller to third parties for personal injury or death to the extent occurring prior to the Effective Time as a result of the operation of the Assets; provided, however, that Seller shall retain such obligations and liabilities beyond the six-month period to the extent, and only to the extent, the same is asserted prior to the expiration of the six-month period and is covered and paid by Seller’s insurance; (d) ad valorem, property, severance and similar taxes attributable to the period of time prior to the Effective Time retained by Seller (insofar as the same are based on the tax rates and methodology used or that was in effect on the Effective Time); (e) except as disclosed in Schedule 5.1(e), if any, all pending litigation involving the Seller (with regard to its ownership operation or use of the Assets) existing as of the Closing Date, to the extent it relates to the period of time prior to the Effective Time; and (f) any additional costs, liabilities, penalties or fines arising from or in connection with the Compliance Order described in item 3 of Schedule 5.1(g) attached hereto (collectively, the “Retained Obligations”).

3.5 Assumed Obligations. Provided that the Closing occurs, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof (other than the Retained Obligations), whether attributable to periods before or after the Effective Time, including, without limitation, those arising out of (a) the terms of the Leases or Surface Interests, or the Personal Property or Assets, (b) suspense accounts, to the extent transferred to Buyer, (c) ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom attributable to any period on or after the Effective Time, (d) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time, (e) obligations to properly plug and abandon or re-plug or re-abandon or remove wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets, (f) obligations to restore the surface of the Assets and obligations to remediate or bring the Assets into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Assets) regardless of whether such obligations or conditions or events giving rise to such obligations arose, occurred or accrued before or after the Effective Time, (g) all obligations, liabilities, matters, events or conditions disclosed or described in the exhibits and schedules to this Agreement, regardless of whether such obligations, liabilities, matters, events or conditions or events giving rise to such obligations arose, occurred or accrued before or after the Effective Time, and (h) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement (collectively, the “Assumed Obligations”).

4.	Taxes and Payables

4.1 Payment of Taxes. All real estate, use, ad valorem and personal property taxes and charges upon any of the Assets shall be prorated as of the Effective Time; provided that Buyer shall pay all such taxes attributable to the calendar year in which the Closing Date occurs to the extent due and payable after Closing, and at Closing the Purchase Price will be decreased by Seller’s pro rata share of such items for the period prior to the Effective Time (insofar as the same are based on the tax rates and methodology used or that was in effect on the Effective Time). If the actual amount of such items is not known as of the Closing Date and the final reconciliation of the Final Settlement Statement under Section 10.4, then Seller’s pro rata share of such items will be determined by using the rates and millages for the most recent year available and the assessed values for the calendar year immediately preceding the calendar year in which the Closing Date occurs, with appropriate adjustments for any known changes thereto. In no event shall the Final Settlement Statement be delayed pending determination of the proration of taxes pursuant to this Section 4.1. To the extent that any tax rates or method of calculation are changed after the Effective Time, even if the same will apply with regard to pre-Effective Time taxes, Buyer shall assume and be solely liable with regard thereto.

4.2 Production Taxes. Seller shall be responsible for all oil and gas production taxes, and any other similar taxes applicable to Hydrocarbons produced and saved from or attributable to its interest in the Leases, Wells and Units prior to the Effective Time (excluding Stock Hydrocarbons), insofar as the same are based on the tax rates and methodology used or that was in effect on the Effective Time, and Buyer shall be responsible for all such taxes applicable to the Stock Hydrocarbons and all Hydrocarbons produced and saved from or attributable to the Leases, Wells and Units from and after the Effective Time.

4.3 Occasional Sale of Assets. Both parties believe that the sale of the Assets is an occasional sale exempt from sales or use taxes. If any such taxes are assessed against the transaction, both parties will cooperate and use their commercially reasonable efforts (at no cost to Seller) to attempt to eliminate or reduce such taxes. If unsuccessful, Buyer shall be responsible for any such taxes. In that event, Buyer shall pay Seller any such state and local sales or use taxes, and Seller shall remit such amount to the appropriate taxing authority in accordance with applicable law. Any reasonable legal expenses incurred by Seller at Buyer’s request to reduce or avoid any of the aforementioned taxes attributable to Buyer, shall be paid or reimbursed by Buyer.

5.	Representations, Warranties, Acknowledgments, Disclaimers and Waivers

5.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer that, as of the date hereof and as of Closing, the following statements are accurate. (For purposes hereof, the term “Knowledge of Seller” (and any similar expression, including, the expression “Seller’s Knowledge”) shall refer to matters actually known by any officer of any of the entities comprising Seller, as of the date of this Agreement, without further investigation or inquiry.

(a)	Formation. Seller is a corporation, duly organized and validly existing, in good standing, under the laws of the State of Texas. Seller has the power and authority to own the Assets and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

(b)	Authorization. Except with regard to certain required consents and approvals of Seller’s lenders, board of directors, and certain contractual counterparties, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Seller and Seller is not subject to any charter, by-law, privilege, lien, encumbrance, agreement, instrument, order, or decree of any court or Governmental Authority (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement.

(c)	No Brokers. Seller is not a party to any contract or agreement for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement for which Buyer will have any liability whatsoever.

(d)	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the Knowledge of Seller, threatened against Seller.

(e)	Suits and Claims. Except as set forth in Schedule 5.1(e), there is no suit or action by any person, entity or Governmental Authority (as defined in Section 7.2(b)) pending in any legal, administrative or arbitration proceeding or, to Seller’s Knowledge, threatened against Seller or the Assets that could reasonably be expected to materially affect Seller’s ability to consummate the transactions contemplated herein or title to, use of or the value of any of the Assets.

(f)	Taxes. All ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Assets, or the production of Hydrocarbons or the receipt of proceeds therefrom, that have become due and payable as of the Effective Date have been timely paid.

(g)	Compliance with Laws.

(i)	Except as set forth in Schedule 5.1(g), the Assets operated by Seller are in material compliance with all laws, rules, regulations and orders applicable to the Assets (other than Environmental Laws, which are separately addressed in Section 7).

(ii)	Except as set forth in Schedule 5.1(g), to the Knowledge of Seller, the Assets not operated by Seller are in material compliance with all laws, rules, regulations and orders applicable to the Assets.

(iii)	Except as set forth in Schedule 5.1(g), to the Knowledge of Seller, the Assets are in material compliance with applicable Environmental Laws.

(h)	Take-or-Pay Arrangements. Seller has not received any prepayments or buydowns, or entered into any take-or-pay or forward sale arrangements, such that Buyer will be obligated after the Effective Time to make deliveries of gas without receiving full payment therefor.

(i)	Rights to Production. Except with respect to Imbalances, or as set forth in Schedule 5.1(i), or to the extent arising under a Contract identified in Schedule 1.1(a)(vi), no person has any call upon, right to purchase, option to purchase or similar rights with respect to any portion of the Sale Hydrocarbons as of the Effective Date that is not terminable on 30 days or less notice.

(j)	Imbalances. To Seller’s Knowledge the Imbalances relating to the Assets are as reflected on Schedule 11.1 as of the date shown on such schedule.

(k)	Preferential Rights and Required Consents. Schedule 5.1(k) contains a list of (a) all rights or agreements that may permit any person to purchase or acquire any of the material Assets arising in connection with the transactions contemplated hereby (“Preferential Rights”), and (b) all required consents, approvals or authorizations of, or notifications to, any person (excluding any of the foregoing consents, approvals or authorizations customarily obtained following Closing) arising in connection with the transactions contemplated hereby (the “Consents”). Notwithstanding anything to the contrary contained herein, Seller’s breach of this representation shall not be grounds for termination under Section 10.1(b)(i), Section 10.1(b)(iv) or Section 10.1(b)(v) if Seller elects to treat the affected asset as a Title Defect and exclude the affected Asset from the Assets delivered at Closing.

(1)	Contracts. Schedule 1.1(a)(vi) sets forth a list of all contracts and agreements material to the ownership and operation of the Assets (other than the Leases and agreements creating Surface Interests), including, without limitation, all partnership, joint venture, area of mutual interest, non-compete, purchase, sale, divestiture, acquisition and material confidentiality agreements of which any terms remain executory, gathering contracts, transportation contracts, disposal or injection contracts and all other material contracts relating to the Assets. All such material agreements are in full force and effect and no default or breach (or event that, with notice or lapse of time or both, would become a default or breach) of any such agreements currently exists or is continuing on the part of Seller or, to Seller’s Knowledge, any other party thereto. Seller has delivered to Buyer or made available to Buyer true and correct copies of all such contracts and agreements.

(m)	Compliance with Leases. To Seller’s Knowledge, Seller is in compliance in all material respects with the Leases, including all express and implied covenants thereunder, and no demands or notices of default or noncompliance have been issued to or received by Seller.

(n)	Non-Consent Operations. Except as set forth on Schedule 5.1(n), there are no operations or proposed operations with respect to the Assets as to which Seller has become a non-consenting party under the terms of the applicable operating agreement.

5.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that, as of the date hereof and as of Closing, the following statements are accurate:

(a)	Formation. Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Texas and is or will be prior to Closing, duly qualified to carry on its business in each of the states in which it is required to be qualified and has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement and the transactions contemplated by this Agreement.

(b)	Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on behalf of Buyer and Buyer is not subject to any charter, by-law, lien, encumbrance, agreement, instrument, order or decree of any court or Governmental Authority which would prevent consummation of the transactions contemplated by this Agreement.

(c)	No Brokers. Buyer is not a party to any contract or agreement for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller will have any liability whatsoever.

(d)	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the actual and current knowledge of Buyer threatened against Buyer or any affiliate of Buyer.

(e)	Suits and Claims. There is no suit or action by any person, entity or Governmental Authority pending in any legal, administrative or arbitration proceeding or, to Buyer’s knowledge, threatened against Buyer or its affiliates that will materially affect Buyer’s ability to consummate the transactions contemplated herein.

(f)

Independent Evaluation. Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing and operating oil and gas properties such as the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon (a) its own independent due diligence investigation of the

Assets and (b) the express representations and warranties made by Seller in this Agreement, and the agreements, certificates and other documents to be delivered by Seller at or prior to the Closing, and has been advised by and has relied solely on its own expertise and its own legal, tax, operations, environmental, reservoir engineering and other professional counsel and advisors concerning this transaction, the Assets and the value thereof.

(g)	Qualification. As of the Closing Buyer shall be, and thereafter shall continue to be, qualified with all applicable Governmental Authorities to own and, if applicable, operate the Assets. Without limiting the foregoing, Buyer is, as of the Closing, and thereafter will continue to be, qualified to own and operate any Indian, federal or state oil, gas and mineral leases that constitute part of the Assets, including, without limitation, meeting all bonding requirements. Consummating the transaction contemplated by this Agreement will not cause Buyer to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation.

(h)	Securities Laws. Buyer is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities.

(i)	Funds. Buyer has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and to otherwise perform its duties and obligations under this Agreement.

5.3 Representations and Warranties Exclusive. All representations and warranties contained in this Agreement, the Assignment and the agreements, certificates and other documents to be delivered by Seller at or prior to the Closing, are exclusive, and are given in lieu of all other representations and warranties, express, implied or statutory.

5.4 Disclaimers, Waivers and Acknowledgments.

(a)

Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE ASSIGNMENT TO BE DELIVERED BY SELLER AT THE CLOSING, THE ASSETS ARE SOLD AND ACCEPTED BY BUYER AT CLOSING “AS IS, WHERE IS AND WITH ALL FAULTS.” SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND OR NATURE, EXPRESS OR IMPLIED IN FACT OR BY LAW, WITH RESPECT TO THE ORIGIN, QUANTITY, QUALITY, CONDITION OR SAFETY OF ANY EQUIPMENT OR OTHER PERSONAL PROPERTY, TITLE TO PERSONAL OR MIXED PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENTAL REGULATIONS OR

LAWS, MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES, UNITS OR WELLS, OR OTHERWISE. ALL WELLS, PERSONAL OR MIXED PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES COMPRISING THE ASSETS OR SITUATED THEREON OR APPURTENANT THERETO, ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY “AS IS, WHERE IS” AND WITHOUT RECOURSE AGAINST SELLER.

(b)	Acknowledgment. Buyer acknowledges that the Assets have been used for oil and gas drilling and producing operations, transportation or gathering operations, related oil field operations and possibly the storage and disposal of waste materials incidental to or occurring in connection with such operations, and that physical changes in the land may have occurred as a result of such uses and that Buyer has entered into this Agreement on the basis of Buyer’s own investigation or right to investigate, the physical condition of the Assets, including, without limitation, equipment, surface and subsurface conditions. Except as set forth in this Agreement, the Assignment, and the agreements, certificates and other documents to be delivered by Seller at or prior to the Closing, Buyer is acquiring the Assets precisely and only in an “AS IS AND WHERE IS” condition and assumes the risk that adverse physical conditions including, but not limited to, the presence of unknown abandoned or unproductive oil wells, gas wells, equipment, pits, landfills, flowlines, pipelines, water wells, injection wells and sumps which may or may not have been revealed by Buyer’s investigation, are located thereon or therein, and whether known or unknown to Buyer as of Closing. Subject to Section 3.3(b), Buyer hereby agrees to assume full responsibility for compliance with all obligations attributable in any way to the Assets, and all laws, orders, rules and regulations concerning all of such conditions, known or unknown. Without limiting the generality of the preceding statements, Buyer also acknowledges that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Assets or associated with the Assets. Wells and Personal Property and sites included in the Assets may contain asbestos, naturally occurring radioactive materials (“NORM”) or other hazardous substances. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or hazardous substances.

(c)

Records Disclaimer. Seller makes no representation, covenant, or warranty, express, implied, or statutory, as to the accuracy or completeness of any data or records delivered to Buyer with respect to the

Assets, or concerning the quality or quantity of hydrocarbon reserves, if any, attributable to the Assets, or the ability of the Assets to produce hydrocarbons, or the product prices which Buyer is or will be entitled to receive from the sale of any such hydrocarbons.

(d)	No Reliance. Buyer has reviewed and has access to all documents, records, and information which it has desired to review in connection with its decision to enter into this Agreement, and to consummate the transactions contemplated hereby. Buyer has not relied upon any representation, warranty, statement, advice, document, projection, or other information of any type provided by Seller, or its affiliates, or any of their representatives, except for those expressly set forth in this Agreement. In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own knowledge, investigation, and analysis (and that of its representatives and advisers) and not on any disclosure or representation made by, or any duty to disclose on the part of, Seller or its affiliates, or any of their representatives or advisers, other than the representations and warranties of Seller expressly set forth in this Agreement.

(e)	Limited Duties. Any and all duties and obligations which either Party may have to the other Party with respect to or in connection with the Assets, this Agreement, or the transactions contemplated hereby are limited to those in this Agreement. The Parties do not intend (i) that the duties or obligations of either Party, or the rights of either Party, shall be expanded beyond the terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever or (ii) that any equitable or legal principle or any implied obligation of good faith or fair dealing or any other matter requires either Party to incur, suffer, or perform any act, condition, or obligation contrary to the terms of this Agreement and that it would be unfair, and that they do not intend, to increase any of the obligations of any Party under this Agreement on the basis of any implied obligation or otherwise.

(f)	Environmental Waiver And Release. From and after Closing, except as provided in this Agreement, Buyer does hereby agree, warrant, and covenant to RELEASE, ACQUIT, AND FOREVER DISCHARGE Seller and all Seller Parties from any and all Claims (as defined in Section 3.3(b)), including, without limitation, all Claims, demands, and causes of action for contribution and indemnity under statute or common law, which could be asserted now or in the future relating to or arising out of environmental matters or liabilities and related to the Assets. From and after Closing, except as provided in this Agreement, Buyer warrants, agrees, and covenants not to sue or institute arbitration against Seller or any Seller Parties upon any claim, demand, or cause of action for indemnity and contribution that have been asserted or could be asserted for any such environmental matters or liabilities.

(g)	DTPA Waiver. To the extent applicable to the transactions contemplated by this Agreement, Buyer hereby waives its rights under the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive (other than Section 17.555, which is not waived), of the Texas Business & Commerce Code (a law that gives consumers special rights and protections), or under any similar laws. After consultation with an attorney of its choice, Buyer voluntarily consents to this waiver.

(h)	Waiver of Right to Rescission. Seller and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

(i)	Waiver of Jury Trial. The parties (a) agree not to elect a trial by jury of any issue triable of right by a jury, and (b) waive trial by jury in any action or proceeding arising out of or relating to the operation of this Agreement or the transactions contemplated hereby. It is understood and agreed that this waiver constitutes a waiver of trial by jury of all claims against all parties to any such action or proceedings, including claims against persons or entities that are not parties to this Agreement. This waiver of jury trial is separately given, knowingly, willingly and voluntarily made by each party to this Agreement, and each party agrees that no representations of fact or opinion has been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect.

6.	Title Matters

6.1 Examination Period. Following the execution date of this Agreement until 5:00 p.m. CDT on June 8, 2010 (the “Examination Period”), Seller shall permit Buyer and its representatives to examine, during normal business hours and such other reasonable times and in Seller’s offices or other authorized location, all files, records, information and data relating to the Assets (but expressly excluding information reserved to Seller as part of the Excluded Assets), including, without limitation, all abstracts of title, title opinions, title files, ownership maps, Lease, Unit, Well and division order files, assignments, operating and accounting records and all Contracts and other agreements pertaining to the Assets, insofar as same may now be in existence and in the possession or control of Seller, subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon Seller or such data; provided, however, that Seller shall, at Buyer’s request and at no cost or expense to Seller, request waivers of such confidentiality restrictions. Seller makes no representations or warranties whatsoever as to the accuracy, completeness or reliability of such information, and Buyer relies and depends on and uses such information exclusively and entirely at its own risk and without recourse to Seller whatsoever. Seller shall not be required to perform any additional title work. No existing abstracts and title opinions will be updated and made current by Seller. Should Buyer prepare or update abstracts or title opinions, a copy of such will be made available to Seller, without cost and without warranty of any kind, for Seller’s independent examination at least three (3) Business Days prior to Closing or upon the delivery of a notice of alleged Title Defect, whichever is the earlier. Buyer specifically agrees that any conclusions made from any examination done or caused to be done by Buyer from Seller furnished information regarding title have resulted and shall result from its own independent review, skill, knowledge and judgment only.

6.2 Title Defects. The term “Title Defect” means (a) any privilege, lien, burden, encumbrance, irregularity or other defect, excluding Permitted Encumbrances, that causes Seller not to have Marketable Title to any Asset and (b) any existing default by Seller under a Lease or Contract that would (i) have a material adverse affect on the operation or value of any Asset, (ii) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein or (iii) result in the loss, diminution, or cancellation of Seller’s interest therein. The term “Marketable Title” means such ownership by Seller in the Assets that, subject to and except for the Permitted Encumbrances:

(a)	entitles Seller to receive not less than the percentage set forth in Exhibit “A” as Seller’s Net Revenue Interest (as defined in the Preamble to Exhibits and Schedules attached hereto) of all Hydrocarbons produced, saved and marketed from or attributable to a Lease, Well or Unit, without reduction, suspension or termination of such interest throughout the productive life of such Lease, Well or Unit, except as specifically set forth in such Exhibit;

(b)	obligates Seller to bear not greater than the percentage set forth in Exhibit “A” as Seller’s Working Interest of the costs and expenses relating to the maintenance, development and operation of a Lease, Well or Unit, all without increase throughout the productive life of such Lease, Well or Unit, except as specifically set forth in such Exhibit, and except to the extent of a proportionate increase in the Net Revenue Interest attributable thereto;

(c)	is free and clear of all other liens and encumbrances on title, other than Permitted Encumbrances.

6.3 Permitted Encumbrances. The term “Permitted Encumbrances” means:

(a)	lessor’s royalties, non-participating royalties, overriding royalties, division orders, sales, gathering, transportation and transportation-related services contracts containing customary terms and provisions, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest in any Well to an amount less than the Net Revenue Interest set forth on Exhibit “A”, or increase the Working Interest of any Well from that set forth in Exhibit “A” without a corresponding increase in the Net Revenue Interest;

(b)	the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including, without limitation, any privileges, liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents identified in, and all other matters described or referred to in, any of the Exhibits and Schedules hereto, or that otherwise create or reserve to Seller its interest in the Assets or any of them;

(c)	Privileges or liens for taxes or assessments not yet due or delinquent or, if delinquent, are identified on Schedule 6.3(c) and are being contested in good faith in the normal course of business;

(d)	preferential rights to purchase and required non-governmental third party consents to assignments and similar agreements identified in Schedule 5.1(k) with respect to which prior to Closing (i) waivers or consents are obtained from the appropriate parties or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

(e)	all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Assets or interests therein, if the same are customarily obtained subsequent to such sale or conveyance;

(f)	Title Defects or other deficiencies or irregularities (other than breaches of Seller’s special warranty of title) waived by Buyer in writing or not asserted on or before the expiration of the Examination Period;

(g)	easements, rights-of way, servitudes, permits, surface leases, defects, irregularities, and other burdens, to the extent they do not materially interfere with the value of the Assets or the operation or use of the Assets as currently conducted by Seller;

(h)	all laws, rules, regulations and orders of Governmental Authority having jurisdiction over the Assets, including, without limitation, rules and regulations governing production rates and allowables;

(i)	vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like privileges or liens which have expired as a matter of law or arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(j)

any other privilege or lien, claim, charge, encumbrance, contract, agreement, instrument, obligation, defect, or irregularity affecting the Assets relating to obligations not yet in default, which is of the nature customarily accepted by prudent purchasers of oil and gas properties and which, individually or in the aggregate does not interfere materially with the value or the use of the Assets, as currently used by Seller, does not prevent Buyer from receiving the proceeds of production from the Assets, does not reduce the Net Revenue Interest of any of the Wells to less than the Net Revenue Interest set forth on Exhibit “A” and does not obligate Buyer to bear costs and expenses relating to the maintenance, development and operation of any of the Wells in any amount greater than the Working Interest set forth on Exhibit “A” (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit “A” in the same proportion as any increase in such Working Interest); and

(k)	any privilege or lien or encumbrance to be released at or prior to Closing.

6.4 Notice of Title Defects; Title Defect Valuation.

(a)	If Buyer discovers any Title Defect affecting an Asset, Buyer shall promptly notify Seller of such alleged Title Defect. To be effective, such notice (a “Title Defect Notice”) must (i) be in writing, (ii) be received prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest or Working Interest), (iv) identify the specific Asset or Assets affected by such Title Defect and (v) include the Title Defect Value, as reasonably determined by Buyer acting in good faith. Upon receipt of a timely Title Defect Notice, upon request by Seller, Buyer shall promptly deliver to Seller copies of all data, records, title reports, opinions and other information in Buyer’s possession or control bearing upon or relating to the alleged Title Defect and its determination of the Title Defect Value.

(b)	The value attributable to each Title Defect (the “Title Defect Value”) shall be determined based upon the criteria set forth below:

(i)	Subject to the limitation in subclause (vi) below, if the Title Defect is a privilege or lien upon an Asset, the Title Defect Value is the amount necessary to be paid to remove fully the privilege or lien from the affected Asset.

(ii)	If the Title Defect asserted is that the Net Revenue Interest attributable to a Well is less than that stated in Exhibit “A” (and there is a corresponding and proportionate decrease in Working Interest), then the Title Defect Value is the product of the Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest applicable thereto set forth in Exhibit “A” and the actual Net Revenue Interest, and the denominator of which is the applicable Net Revenue Interest stated in Exhibit “A”.

(iii)	Subject to the limitation in subclause (vi) below, if the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) and for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, and the potential discounted economic effect of the Title Defect over the life of the affected Asset.

(iv)	Subject to the limitation in subclause (vi) below, if a Title Defect does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

(v)	The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(vi)	Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Wells, Leases and other Assets affected thereby.

(vii)	Such other factors as are reasonably necessary to make a proper evaluation.

(viii)	Notwithstanding anything stated herein to the contrary, any Title Defect not asserted in writing by Buyer prior to the expiration of the Examination Period shall be deemed waived by Buyer for all purposes.

6.5 Remedies for Title Defects. Subject to Section 6.7, the following shall be Buyer’s sole and exclusive remedy with respect to Title Defects:

(a)	Upon the receipt of a Title Defect Notice from Buyer asserting an alleged Title Defect, Seller shall have the option, but not the obligation, to attempt to cure such Title Defect at Seller’s sole cost at any time prior to the Closing.

(b)	With respect to any alleged Title Defect that is not reasonably cured on or before the Closing, or the Title Defect Value for such Asset exceeds the Allocated Value for such Asset, Seller shall have the option, but not the obligation, to exclude the affected Asset from the Assets delivered at Closing and the Purchase Price shall be reduced by the Allocated Value of such affected Asset.

(c)	With respect to each alleged Title Defect that is not reasonably cured on or before the Closing and the affected Asset has not been excluded from the transaction pursuant to Section 6.5(b), an amount equal to the Title Defect Value agreed upon in writing by Buyer and Seller acting reasonably shall be used to adjust the Purchase Price down at Closing, subject to Section 6.7.

(d)	If Buyer and Seller have not agreed (i) on or before Closing upon the validity of an asserted Title Defect, or have not agreed on the Title Defect Value attributable thereto, or (ii) upon whether a Title Defect has been reasonably cured, then either party shall have the right to elect by written notice, delivered before or after Closing, to have the validity of such Title Defect, such Title Defect Value or the sufficiency of Seller’s cure determined by an Independent Expert pursuant to Section 8. In no event shall any adjustment to the Purchase Price be made to Seller or Buyer with respect to a Title Defect that is the subject of a dispute pending before the Independent Expert until such dispute is finally resolved as provided in Section 8 hereof. To the extent the Independent Expert is determining the validity of a Title Defect, Seller shall have ninety (90) days from the date the Independent Expert determines that a Title Defect exists to cure such Title Defect.

(e)	Any Title Defect cured by Seller or for which Buyer receives a Purchase Price adjustment or payment pursuant to this Section 6.5, shall constitute a Permitted Encumbrance hereunder and under the Assignment.

6.6 Title Benefits.

(a)	Subject to Section 6.7, Seller shall be entitled to an upward adjustment to the Purchase Price with respect to all Title Benefits of which Seller provides Buyer notice (a “Title Benefit Notice”) in writing prior to the expiration of the Examination Period in an amount (the “Title Benefit Value”) mutually agreed upon by the parties determined in accordance with the criteria set forth in Section 6.4(b). A party identifying a Title Benefit affecting the Assets shall promptly deliver such a Title Benefit Notice to the other party in the same form and including the same information as specified in Section 6.4(a) for a Title Defect Notice. The term “Title Benefit” shall mean Seller’s Net Revenue Interest in any Well that is greater than the Net Revenue Interest set forth in Exhibit “A”, or Seller’s Working Interest in any Well that is less than the Working Interest set forth in Exhibit “A” (without a proportionate decrease in the Net Revenue Interest).

(b)

If, with respect to an asserted Title Benefit, the parties have not agreed on the validity of the Title Benefit or the Title Benefit Value attributable thereto on or before Closing, then either party shall have the right to elect by written notice to the other party to have the validity of the Title Benefit and/or the Title Benefit Value determined by an Independent Expert pursuant to Section 8. Upon the final determination of the validity of the Title Benefit and the Title Benefit Value, the Purchase Price shall be upwardly adjusted therefor. In no event shall any adjustment be made with respect to a Title Benefit that is the subject of a dispute pending before the Independent Expert until such dispute is finally resolved as provided in Section 8 hereof.

6.7 Limitation of Remedies for Title Defects; Title Benefits. Notwithstanding anything to the contrary contained in this Agreement, if (a) the Title Defect Value for a given Title Defect, or the Title Benefit Value of a given Title Benefit, does not exceed $50,000 (to the extent an individual Title Defect does exceed this amount, a “Material Title Defect”), then no claim or adjustment to the Purchase Price shall be made for such Title Defect or Title Benefit, and (b) the aggregate net value (as determined above) of all uncured Material Title Defects and Title Benefits does not exceed $500,000.00 under this Agreement (the “Aggregate Title Deductible”), then no adjustment of the Purchase Price shall be made therefore; and to the extent they do exceed the Aggregate Title Deductible, then the Purchase Price shall only be adjusted (subject to the other limitations herein) to the extent the same exceeds the Aggregate Title Deductible.

7.	Environmental Matters

7.1 Environmental Review.

(a)	Buyer shall have the right to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”). Seller shall provide Buyer such access as it may reasonably request to the Assets (if operated by Seller) and the environmental data in Seller’s files for the Assets. With respect to Assets not operated by Seller, Seller agrees, at no cost or expense to Seller, to request that the operator of such Assets grant Buyer such access. Seller makes no representations or warranties whatsoever as to the accuracy, completeness or reliability of any such environmental information, and Buyer relies and depends on and uses any and all such environmental information, review or inspection exclusively and entirely at its own risk and without any recourse to Seller whatsoever.

(b)

The cost and expense of Buyer’s Environmental Review shall be borne solely by Buyer. The scope of work comprising Buyer’s Environmental Review conducted at or upon the Leases, Units and Wells shall not include any intrusive test or procedure without the prior written consent of Seller. Buyer shall (i) consult with Seller before conducting any work comprising such Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with operations of the Assets and (iii) comply with all applicable laws, rules, and regulations of applicable Governmental Authority. Buyer shall be responsible for obtaining any third party consents that are required in order to perform any work comprising Buyer’s Environmental Review. Buyer shall consult with Seller prior to requesting each such third party consent and Seller shall reasonably cooperate with Buyer in connection with obtaining such consent. Seller shall have the right to have a representative or representatives accompany Buyer at all times during Buyer’s Environmental Review, and Buyer shall give Seller notice not more than seven (7) days and not less than 48 hours before any visits by Buyer to the Assets, and Buyer shall seek and obtain Seller’s prior consent (which shall not be unreasonably withheld) before it enters upon the Assets. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller. Buyer hereby agrees to release, defend, indemnify and hold harmless Seller Parties from and against all Claims arising from, out of or in connection with, or otherwise relating to, Buyer’s Environmental Review, REGARDLESS OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT ANY SELLER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY, BREACH OF CONTRACT, BREACH OF WARRANTY OR OTHER FAULT OR RESPONSIBILITY OF A SELLER PARTY OR ANY OTHER PERSON OR PARTY. Notwithstanding the foregoing and assuming that Buyer complies with the notice requirements of this Article 7, prior to Closing, Buyer shall have no indemnity obligation to Seller with respect to Buyer’s discovery of information that may lead to Claims arising from the condition of the Assets prior to Buyer’s Environmental Review.

(c)

Unless otherwise required by applicable law, Buyer shall treat all matters revealed by Buyer’s Environmental Review, including, without limitation, any analyses, compilations, studies, documents, reports or data prepared or generated from such review (the “Environmental Information”), as confidential, and Buyer shall not disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of Seller except as hereafter provided or to the extent required by applicable law. Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. The Environmental Information shall be disclosed by Buyer to only those persons who need to know the Environmental Information for purposes of evaluating the transaction contemplated by this Agreement, and who agree to be bound by the terms of this Section 7.1(c). If Buyer or any third party to whom Buyer has provided any Environmental Information is requested, compelled or required to disclose any of the Environmental Information by a court or other Governmental Authority, or disclosure is otherwise required under applicable law, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file for any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall promptly deliver the Environmental Information, and all copies thereof and works based thereon, to Seller, which Environmental Information shall become the sole property of Seller; provided, however, that Buyer may retain copies thereof in the event of a dispute between Buyer and Seller arising from or relating to such termination. Buyer shall provide copies of the Environmental Information to Seller without charge. The terms and provisions of this Section 7.1(c) shall survive any such termination of this Agreement, notwithstanding anything to the contrary. In no event shall an Environmental Defect be the basis for adjusting the Purchase Price by an amount greater than the Allocated Value of the Asset(s) affected thereby.

(d)	NORM. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, BUYER ACKNOWLEDGES THAT SOME OILFIELD PRODUCTION EQUIPMENT LOCATED ON THE PROPERTIES MAY CONTAIN ASBESTOS AND/OR NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”). IN THIS REGARD, BUYER EXPRESSLY UNDERSTANDS THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND THAT WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE PROPERTIES DESCRIBED HEREIN MAY CONTAIN NORM AND THAT NORM-CONTAINING MATERIALS MAY BE BURIED OR MAY HAVE BEEN OTHERWISE DISPOSED OF ON THE PROPERTIES COMPRISING OR SITUATED ON THE ASSETS. BUYER ALSO EXPRESSLY UNDERSTANDS THAT SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE PROPERTIES WHERE THEY MAY BE FOUND. BUYER SHALL, BY CLOSING ITS PURCHASE OF THE PROPERTIES, ASSUME ALL LIABILITY WHEN SUCH ACTIVITIES ARE PERFORMED.

7.2 Environmental Definitions.

(a)	The term “Environmental Defect” shall mean, with respect to any given Asset, a material violation of Environmental Laws in effect as of the Effective Time in the jurisdiction in which such Asset is located.

(b)	The term “Governmental Authority” shall mean any tribal authority, the United States and any state, county or parish, city and political subdivisions that exercises jurisdiction, and any agency, department, board, commission or other instrumentality thereof.

(c)	The term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to the environment as may be interpreted by applicable final, non-appealable court decisions or administrative orders.

(d)	The term “Environmental Defect Value” shall mean, with respect to an Environmental Defect, the estimated costs and expenses to correct such Environmental Defect in the most cost effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including without limitation monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost effective manner reasonably available.

7.3 Notice of Environmental Defects. If Buyer discovers any alleged Environmental Defect affecting the Assets, Buyer shall promptly notify Seller of such alleged Environmental Defect. To be effective, such notice (an “Environmental Defect Notice”) must (a) be in writing, (b) be received prior to the expiration of the Examination Period, (c) describe the Environmental Defect in reasonable detail, including (i) the written conclusion of Buyer that an Environmental Defect exists and (ii) a citation of the Environmental Laws alleged to be violated and a summary of the related facts that substantiate such violation, (d) identify the specific Asset or Assets affected by such Environmental Defect, (e) indicate the procedures recommended to correct the Environmental Defect and (f) indicate Buyer’s reasonable good faith estimate of the Environmental Defect Value, for which Buyer would agree to adjust the Purchase Price in order to accept such Environmental Defect if Seller elected Section 7.4(c) as the remedy therefor. Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall, be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation of Buyer at Closing. Upon receipt of a timely Environmental Defect Notice, upon request by Seller, Buyer shall promptly deliver to Seller copies of all data, records, reports, opinions and other information in Buyer’s possession or control bearing upon or relating to the alleged Environmental Defect and its determination of the Environmental Defect Value, including, without limitation, site plans showing the location of sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain of custody documentation and laboratory reports.

7.4 Remedies for Environmental Defects. Subject to Sections 7.5 and 7.6, the following shall be Buyer’s sole and exclusive remedy with respect to alleged Environmental Defects:

(a)	Upon the receipt of an Environmental Defect Notice from Buyer asserting an alleged Environmental Defect, Seller shall have the option, but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing.

(b)	With respect to any Material Environmental Defect (as defined below) that is not reasonably cured on or before the Closing, and the Environmental Defect Value for such Asset exceeds the Allocated Value for such Asset, either Party may have the option, but not the obligation, to exclude the affected Asset from the Assets delivered at Closing and the Purchase Price shall be reduced by the Allocated Value of such affected Asset.

(c)	With respect to each alleged Environmental Defect that is not reasonably cured on or before the Closing and has not been excluded from the transaction pursuant to Section 7.4(b), an amount equal to the Environmental Defect Value agreed upon in writing by Buyer and Seller acting reasonably shall be the basis for an adjustment to the Purchase Price.

(d)	If Buyer and Seller have not agreed (i) on or before Closing upon the validity of any asserted Environmental Defect, or if the parties have not agreed on the Environmental Defect Value therefor or (ii) upon whether an alleged Environmental Defect has been reasonably cured, then either party by written notice to the other party, delivered before or after Closing, shall have the right to elect to have the validity of the asserted Environmental Defect, the Environmental Defect Value for such Environmental Defect, or the sufficiency of Seller’s cure determined by an Independent Expert pursuant to Section 8. In no event shall any adjustment be made to the Purchase Price with respect to a Material Environmental Defect that is the subject of a dispute pending before the Independent Expert until such dispute is finally resolved as provided in Section 8 hereof. To the extent the Independent Expert is determining the validity of an Environmental Defect, Seller shall have ninety (90) days from the date the Independent Expert determines that an Environmental Defect exists to cure such Environmental Defect.

7.5 Limitation of Remedies for Environmental Defects. Notwithstanding anything to the contrary contained in this Agreement, (a) if the Environmental Defect Value for a given Environmental Defect does not exceed $50,000, then no adjustment to the Purchase Price shall be made for such Environmental Defect (each, a “Material Environmental Defect”), and (b) if the aggregate of all Environmental Defect Values exceeding $50,000 for uncured Material Environmental Defects not waived by Buyer does not exceed $500,000.00 under this Agreement (the “Aggregate Environmental Defect Deductible”), then no adjustment of the Purchase Price shall be made therefore; and to the extent such uncured Material Environmental Defects do exceed the Aggregate Environmental Defect Deductible, then the Purchase Price shall only be adjusted to the extent of such excess.

7.6 Post-Closing Environmental Indemnification by Buyer. Subject to Section 3.3(b), Buyer shall, with respect to the Assets and without regard to whether same arise or occur prior to or after the Effective Time (except as otherwise expressly provided below) assume and indemnify, defend and hold Seller Parties harmless from and against any and all Claims caused by, resulting from, or relating or incidental to all matters affecting health, safety and the environment (excluding, however, fines and penalties assessed and owed by Seller as of the Effective Time with respect to ownership or operation of the Assets prior to the Effective Time) including without limitation Claims relating to:

(a)	environmental pollution or contamination, including pollution or contamination of the soil, groundwater or air by Hydrocarbons, drilling fluid and other chemicals, brine, produced water, NORM or any other substance, and other violation of Environmental Laws;

(b)	underground injection activities and waste disposal;

(c)	clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons or storage tanks;

(d)	failure to comply with applicable land use, surface disturbance, licensing or notification requirements;

(e)	disposal of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership, development, operation or abandonment of any part of the Assets; and

(f)	non-compliance with environmental or land use rules, regulations, demands or orders of appropriate Governmental Authorities,

REGARDLESS OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), BREACH OF CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PERSON OR PARTY.

7.7 Condition of the Assets. Buyer specifically assumes the risk of the condition of the Assets and shall inspect the Assets prior to Closing, or, if such right of inspection is not exercised, shall be deemed to have waived such right. Buyer stipulates that any such inspection, if made, shall cover but not be limited to the physical and environmental condition, both surface and subsurface, of the Assets. It is expressly recognized by Buyer that the lands, along with the facilities and equipment located thereon, having been used in connection with oil, gas and water production, treatment, storage and disposal activities, and may contain NORM, asbestos and other hazardous substances as a result of these operations. The generation, formation, or presence of NORM, asbestos or other hazardous substances in or on the Assets shall be the sole responsibility of Buyer, and Buyer and all future assignees and successors of Buyer shall defend, indemnify and hold Seller Parties harmless from and against any and all Claims in any way arising from, out of or in connection with, or otherwise relating to, the presence of NORM, asbestos or other hazardous substances, without regard to whether such NORM, asbestos or other hazardous substance was in place before or after the Effective Time, and REGARDLESS OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT

SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), BREACH OF CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PERSON OR PARTY.

7.8 Waiver. Buyer, with and upon Closing, waives for all purposes all objections associated with the environmental, physical and other condition of the Assets, unless raised by proper notice within the Examination Period, and Buyer (and on behalf of Buyer Parties and their successors and assigns) irrevocably waives any and all Claims they may have against the Seller Parties associated therewith.

8.	Independent Experts

8.1 Selection of Independent Experts. Any disputes regarding Title Defects, Title Benefits, Title Defect Values, Title Benefit Values, Environmental Defects, Environmental Defect Values, the cure of Title Defects or Environmental Defects, any other matter for which Buyer or Seller is indemnified hereunder, and the calculation of the Final Settlement Statement, or revisions thereto, may, as herein provided, be submitted by a party, with written notice to the other party, to an independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute. The Independent Expert, with regard to any disputes regarding Title Defect Values, Title Benefit Values, Environmental Defects, Environmental Defect Values, the cure of Title Defects or Environmental Defects, shall be selected upon his field of expertise with the mutual agreement of Buyer and Seller and shall have both knowledge and experience involving properties in the regional area in which the properties are located. If the parties are unable to agree on an Independent Expert, Seller shall appoint an arbitrator of its choice and Buyer shall appoint an arbitrator of its choice (each, a “Party Appointed Arbitrator”). The two Party Appointed Arbitrators shall in turn appoint a third to be the Independent Expert.

8.2 Procedures. Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and, failing such agreement, the arbitration proceedings shall be conducted pursuant to the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), but shall not be administered by the AAA.. The Independent Expert shall be instructed by the parties to resolve such dispute as soon as reasonably practicable in light of the circumstances but in any event within ninety (90) days for Title Defects or Title Benefits and within ninety (90) days for Environmental Defects. The decision and award of the Independent Expert shall be binding upon the parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

8.3 Location of Proceeding. All proceedings under this Section 8 shall be conducted in Houston, Texas.

9.	Additional Covenants

9.1 Operations Prior to Closing. After the date of this Agreement and prior to the Closing, as to any of the Assets operated by Seller, Seller shall use, operate and maintain the Assets in substantially the same manner in which they have been used, operated and maintained prior to this Agreement. During the period from the Effective Time until Closing, Seller shall have no liability to Buyer for Claims sustained or liabilities incurred with respect to the Assets, REGARDLESS OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY, BREACH OF CONTRACT, BREACH OF WARRANTY OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PERSON OR PARTY. After the date hereof and prior to Closing, Seller may (without Buyer’s consent) enter into agreements or transactions in relation to the Assets which (a) individually involve a reasonably anticipated cost of less than $50,000, or involve a reasonably anticipated cost which individually, or, in the aggregate, exceeds such amount, to the extent the same are set forth in the budget attached as Schedule 9.1 or (b) are entered into in the ordinary course of business, consistent with past practices. With Closing, Seller is relieved of and shall not be obligated for any expenditures attributable to periods after the Effective Time, and shall recover any such charges and expenses as part of the Closing Statement and Final Settlement Statement adjustments, as appropriate. Except with respect to those matters described above, if any material expenditure, contract or agreement is proposed or contemplated, Seller shall promptly submit such proposal to Buyer for concurrence with Seller’s recommendation. Buyer will make any required election under its independent evaluation and shall assume the cost and risk of any consequences which arise as a result of Buyer’s election to participate or Buyer’s failure to timely elect or election to not participate in or not approve an operation and not pay such expenditure, without regard to whether Closing occurs. Additionally, after the execution of this Agreement and prior to Closing, Seller shall have the right to make any changes, repairs or modifications to the Assets, and incur any related expenditure deemed necessary by Seller, to prevent or respond to an emergency involving serious risk of loss of or damage to life, property, or the environment. With regard to the preceding sentence, Seller shall notify Buyer as soon as possible of the emergency and Seller’s response thereto and shall have the right to cause or effect such expenditure or action with or without Buyer’s approval, and recover such costs in the Closing Statement or Final Settlement Statement adjustments, as appropriate. Prior to Closing, Seller shall consult with and advise Buyer regarding all material matters concerning the operation, management, and administration of the Assets, and before voting or making any election under any operating, unit, joint venture, or similar agreement. Furthermore, Seller will not, without the prior written consent of Buyer, (x) enter into any agreement or arrangement transferring, selling, or encumbering any of the Assets (other than sale of Sale Hydrocarbons in the ordinary course), (y) grant any preferential or other similar right to purchase any of the Assets or (z) enter into any new production sales contract not terminable on thirty (30) days’ notice or less. Promptly after execution of this Agreement, Seller shall notify the holders of the Consents of the transactions contemplated herein and request their consent. Buyer shall have the right to review and approve the form of such notices, such approval not to be unreasonably withheld. Buyer and Seller each agree to reasonably cooperate with efforts to obtain such required Consents.

9.2 Preferential Rights to Purchase.

(a)	Notice. Promptly after execution of this Agreement, Seller shall use the Allocated Values set forth on Schedule 2.3 to provide each required Preferential Right notification.

(b)	Third Party Exercise. If a third party gives valid and timely notice of its exercise of a Preferential Right to purchase any of the Assets, the affected Assets will not be sold to Buyer and the Purchase Price will be adjusted by the Allocated Value of the affected Assets. If Buyer has allocated a positive Allocated Value to the Preferential Right Asset, the Purchase Price will be reduced by the dollar amount of the positive allocation. If Buyer has allocated a negative Allocated Value to the Preferential Right Asset, the Purchase Price will be increased by the absolute value of the negative allocation. Buyer remains obligated to purchase the remainder of the Assets not affected by exercised Preferential Rights without reduction to the Purchase Price attributable to such unaffected Assets in accordance with the terms of this Agreement.

(c)	Third Party Failure to Purchase. If a third party gives notice of its intent to exercise a Preferential Right to purchase any of the Assets, but does not close the purchase for any reason either before or within a reasonable time after Closing, or if a third party fails to give valid and timely notice of its exercise of a Preferential Right to purchase any of the Assets, then there shall promptly be an additional Closing between Seller and Buyer for such portion of the Assets pursuant to the terms of this Agreement, by which Seller will transfer the affected portion of the Assets to Buyer and Buyer will pay Seller that portion of the Purchase Price attributable thereto (or in the case of a negative allocation, Seller will refund the absolute value of the negative amount to Buyer) (in each case subject to adjustment in accordance with Section 2.4).

9.3 Successor Operator. Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of the Assets or portions thereof which Seller may presently operate, since same may be subject to unit, pooling, communitization or operating agreements or other agreements which control the appointment of a successor operator. Seller agrees, however, that, where it will, in the opinion of Seller, facilitate the appointment of a successor operator, and Seller will, in a prudent manner, resign as operator of the Assets it operates before or after Closing and will support Buyer’s efforts to succeed as successor operator.

9.4 Compliance. From and after Closing, Buyer shall comply with contracts, agreements, Leases and applicable laws, ordinances, rules and regulations and shall promptly obtain and maintain all permits required by Governmental Authorities in connection with the Assets purchased.

9.5 Employees. Except for those persons listed on Schedule 9.5, Buyer shall not discuss employment, offer to employ or employ any of the employees or contract employees of Seller at any time within twelve months of the Closing. Seller hereby consents and agrees that Buyer shall be permitted and allowed to discuss employment with, offer to employ or employ any of the employees or contract employees of Seller listed on Schedule 9.5, at any time from and subsequent to the date of this Agreement. Seller shall provide Buyer such information that Buyer may reasonably request and Seller can legally disclose for each such employee.

9.6 Bonds, Permits, Insurance, Other. On and as of the Closing Date, Buyer shall have procured and maintained (and provided copies and evidence thereof to Seller) all licenses, permits, bonds, guarantees, letters of credit, insurance or other collateral or financial support, and shall have made all filings necessary or appropriate to own, operate and maintain the Assets in full compliance with all applicable laws, agreements and Contracts. In addition, prior to Closing, Buyer shall have obtained and procured the full and complete release of Seller (and any of its affiliates), effective on or as of the Closing, of all bonds, guarantees, letters of credit or other collateral or financial support, as well as any continuing insurance maintenance requirements or other third-party or governmental requirements relating to the ownership, operation or maintenance of the Assets..

10.	Closing, Termination and Final Adjustments

10.1 Conditions Precedent. Each party’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following:

(a)	The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(i)	The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date (except that those representations and warranties of Buyer that are qualified by materiality shall be true and correct in all respects), as though made on and as of such date, except that representations which by their terms are made as of a specified date shall be true and correct as of the date so specified, and Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, to that effect.

(ii)	Buyer shall have performed and complied in all material respects with the duties, obligations and covenants under this Agreement required to be performed or complied with by it at or prior to Closing, and Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, to that effect.

(iii)	No suit, action or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would, restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller or any of its affiliates.

(iv)	All Consents shall have been made, obtained or waived by the other party or parties thereto, or the time period by which such consents were required to be made, given or withheld have expired without action by the party whose consent is required. Provided, however, if this condition is not satisfied, Seller shall have the option to treat the affected Asset as having a Title Defect and may exclude the affected Asset from the Assets delivered at Closing and the Purchase Price shall be reduced by the Allocated Value of such affected Asset. In such event the failure to satisfy this condition shall not be grounds for termination.

(v)	All Preferential Rights shall have been waived, exercised, or the time period in which to exercise expired without exercise. Provided, however, if this condition is not satisfied, either Party shall have the option to treat the affected Asset as having a Title Defect and may exclude the affected Asset from the Assets delivered at Closing and the Purchase Price shall be reduced by the Allocated Value of such affected Asset. In such event the failure to satisfy this condition shall not be grounds for termination.

(vi)	The aggregate of all adjustments to the Purchase Price for Environmental Defects, Title Defects, Preferential Rights exercised by third parties, and Casualty Losses shall not exceed fifteen percent (15%) of the Purchase Price.

(vii)	Seller shall have successfully obtained certain desired amendments or waivers (by the lenders) to Seller’s credit facility.

(viii)	The transactions contemplated in this Agreement shall have been approved by the board of directors of Seller, in its sole discretion.

(ix)	Seller shall have obtained (i) an independent opinion as to the fair value of the Assets (in order to satisfy the applicable provisions of the Trust Indenture Act of 1939, as amended); (ii) approval of the transactions contemplated herein by Seller’s lenders and debt holders; (iii) releases of liens and security interests on any of the Assets granted for the benefit of Seller’s lenders or debt holders.

(b)	The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(i)	The representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date

(except that those representations and warranties of Seller that are qualified by materiality shall be true and correct in all respects), as though made on and as of such date, except representations that by their terms are made as of a specified date shall be true and correct as of the date so specified and Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, to that effect.

(ii)	Seller shall have performed and complied in all material respects with the duties, obligations and covenants under this Agreement required to be performed or complied with by it at or prior to Closing, and Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, to that effect.

(iii)	No suit, action or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would, restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Buyer or any of its affiliates.

(iv)	All material Consents shall have been made, obtained or waived by the other party or parties thereto, or the time period by which such consents were required to be made, given or withheld have expired without action by the party whose consent is required. Provided, however, if this condition is not satisfied, Seller shall have the option to treat the affected Asset as having a Title Defect and may exclude the affected Asset from the Assets delivered at Closing and the Purchase Price shall be reduced by the Allocated Value of such affected Asset (other than with regard to any consent required from Seller’s lenders, debt holders or board of directors). In such event the failure to satisfy this condition shall not be grounds for termination.

(v)	All Preferential Rights shall have been waived, exercised, or the time period in which to exercise expired without exercise. Provided, however, if this condition is not satisfied, either Party shall have the option to treat the affected Asset as having a Title Defect and may exclude the affected Asset from the Assets delivered at Closing and the Purchase Price shall be reduced by the Allocated Value of such affected Asset. In such event the failure to satisfy this condition shall not be grounds for termination.

(vi)	The aggregate of all adjustments to the Purchase Price for Environmental Defects, Title Defects, Preferential Rights exercised by third parties, and Casualty Losses shall not exceed fifteen percent (15%) of the Purchase Price.

10.2 Closing. The closing of the transactions contemplated herein and the transfer of the Assets (“Closing”) shall occur on June 29, 2010, at Seller’s office, located at 777 Walker Street, Suite 2300, Houston, TX 77002 at 10:00 a.m., local time, or on such other date or time, or at such other place, as Seller and Buyer may agree in writing (the “Closing Date”). At Closing, the following shall occur:

(a)	Buyer and Seller shall execute and acknowledge the Assignment;

(b)	Buyer and Seller shall execute and acknowledge, if appropriate, any such other assignments, bills of sale, deeds, or other instruments as are reasonably necessary to effectuate the transfer, sale or conveyance of the Assets to Buyer, including without limitation and to the extent required, separate assignments of the Assets on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements for the transfer of the Assets;

(c)	To the extent permitted by law or contract, Seller and Buyer shall execute and deliver at Closing the requisite number of change of operator forms or other designation of operator forms and any other necessary forms as may be required by any Governmental Authority;

(d)	At the Closing, upon and against delivery of the Assignment and other instruments described in this Section 10.2 Buyer shall pay the Adjusted Purchase Price to Seller by bank wire, as designated in advance by Seller under Section 2.2.

(i)	Buyer shall pay the Adjusted Purchase Price to Seller by bank wire of immediately available funds, as designated in advance by Seller under Section 2.2.

(ii)	Buyer shall cause the Escrow Agent to pay and deliver to Seller (by bank wire of immediately available funds) at Closing the Deposit, together with any earnings on the Deposit.

(e)	Buyer and Seller shall execute and deliver to Buyer letters-in-lieu or transfer orders, and immediately after Closing, Buyer shall notify all pertinent operators, non-operators, oil or gas purchasers, governmental agencies and royalty owners that it has purchased the Assets, and the Effective Time of such acquisition. Seller will cooperate with Buyer to ensure that all payments for Sale Hydrocarbons made after Closing are directed to Buyer.

(f)	Seller shall deliver to Buyer duly executed releases of any mortgages, privileges, deeds of trust, liens, and financing statements, if any, encumbering Seller’s interest in the Assets.

(g)	Seller shall deliver any certificates of title or state registration transfer forms for the two vessels described on Exhibit C.

(h)	Seller shall deliver to Buyer a certificate pursuant to Internal Revenue Code Section 1445, in the form of Exhibit “F”, certifying that Seller is not a foreign person.

10.3 Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a)	By Seller if any condition set forth in Section 10.1(a) has not been satisfied or waived by Seller by the Closing Date; provided that Seller is not in material breach of this Agreement;

(b)	By Buyer if any condition set forth in Section 10.1(b) has not been satisfied or waived by Buyer by the Closing Date; provided that Buyer is not in material breach of this Agreement;

(c)	By mutual written agreement of Buyer and Seller;

(d)	By either Buyer or Seller, if Closing has not occurred on or before July 31, 2010, or

(e)	If Buyer, through no fault of Seller, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, the Deposit shall, except as otherwise provided herein, be disbursed from the Escrow Account to Seller as Seller’s sole and exclusive remedy. If Seller, through no fault of Buyer, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, the Deposit shall, except as otherwise provided herein, be disbursed from the Escrow Account to Buyer as Buyer’s sole and exclusive remedy. Notwithstanding the foregoing, if this Agreement is terminated by either Buyer or Seller under Section 10.3(d) or by mutual agreement of Buyer and Seller under Section 10.3(c), the Deposit shall be disbursed from the Escrow Account to Buyer and neither party shall have any further liability whatsoever to the other party pursuant to this Agreement.

10.4 Final Adjustments. Within one hundred twenty (120) days after the date of Closing, Seller shall prepare, in consultation with Buyer, a Final Settlement Statement, acting reasonably and in good faith (the “Final Settlement Statement”), setting forth (i) the final adjustments to the Purchase Price provided in Section 2.4 and (ii) any other adjustments arising pursuant to this Agreement or to which the parties mutually agree. Seller may set off any resulting amount due to Buyer against any amount or sum that Buyer may otherwise owe to Seller under the terms of this Agreement. Seller shall submit the Final Settlement Statement to Buyer, along with copies of third party vendor invoices in excess of $10,000.00 each, or other evidence of expenses agreed to by Buyer and Seller. Buyer shall respond in writing with objections and proposed corrections within thirty (30) days of receiving the Final Settlement Statement. If Buyer does not respond to the Final Settlement Statement by signing or objecting in writing within such thirty (30) day period, the statement will be deemed approved by Buyer and final and binding between the parties. After approval of the Final Settlement Statement,

Buyer or Seller will send a check or invoice to Seller or Buyer, as the case may be, for the net amount reflected therein as owed by such party. If Buyer and Seller are unable to agree to all adjustments within thirty (30) days after Buyer’s written objection to the Final Settlement Statement submitted by Seller, adjustments which are not in dispute shall be paid by Buyer or Seller, as the case may be, at the expiration of such thirty day period and either party may submit such disagreement to an Independent Expert selected in the manner provided in Section 8 for resolution. An Independent Expert selected with respect to any dispute relating to the Final Settlement Statement need not be the Independent Expert selected pursuant to Section 8 with respect to a Title Defect or Environmental Defect, if any such person had been previously selected with respect to such matters.

11.	Miscellaneous

11.1 Oil, Gas and End Product Imbalances. Regardless of whether Seller is overproduced or underproduced as to its share of total oil, condensate, gas or end product production, any balancing obligation or credit arising from such over or underproduction, and any pipeline imbalance, in each case determined as of the Effective Time (an “Imbalance”) shall transfer to Buyer as of the Effective Time, and Seller shall have no further liability therefor nor benefit therefrom (whichever the case may be) as of the Effective Time. If Seller is a party to a gas balancing agreement(s) or other reconciliation obligations pursuant to any commingling authority covering all or a portion of the Assets, Buyer shall assume all rights and duties of Seller pursuant thereto. If any of the Assets are not covered by a gas balancing agreement or other reconciliation obligations pursuant to any commingling authority, Buyer shall fulfill its obligations under this provision in accordance with applicable law. Buyer agrees to indemnify, defend and hold Seller and Seller Parties harmless against any and all Claims arising directly or indirectly out of Buyer’s failure to fulfill its obligation under this provision. Buyer and Seller will settle all Imbalances as between themselves using a settlement price based on Inside FERC First of the Month Price for May 1, 2010.

11.2 Insurance. With regard to any Seller-operated properties:

(a)	Seller and Buyer acknowledge that insurance coverage for the Assets and the operations in which the Assets have been used has been provided, in part, under insurance programs arranged and maintained by Seller for itself and, if applicable, its subsidiaries and affiliates (such policies are herein called “Seller Policies”).

(b)	Seller agrees that during the period between the date of this Agreement and the Closing Date, (i) Seller shall maintain insurance with respect to the Assets with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by reasonable, prudent operators of similar properties, and (ii) the Purchase Price shall be adjusted upward for any costs or premiums for such insurance attributable to periods between the Effective Time and the Closing Date.

(c)	Seller and Buyer agree that, as of the Closing Date, all of the Seller Policies shall cease to apply to the Assets and the operations in which the Assets are used and that Buyer shall make no claims under the Seller Policies with respect to any matter whatsoever, whether arising before or after the Closing Date.

(d)	In the event that any Claim is hereafter made under or with respect to any of the Seller Policies by Buyer or any of its affiliates, but not an unrelated third party, Buyer shall indemnify and defend Seller and Seller Parties against and shall hold them harmless from such Claim and all costs and expenses (including, without limitation, attorney’s fees and court costs) related thereto.

11.3 Casualty Loss of Assets. If, after execution of this Agreement and prior to Closing, a portion of the Assets is damaged or destroyed by a Casualty Loss, Seller may at its sole option, prior to Closing, repair the damage at its cost or reduce the Purchase Price by the amount of the damage (but in no case to exceed the Allocated Value of the Assets affected), or if Buyer agrees, withdraw the damaged Asset from the sale and reduce the Purchase Price by the Allocated Value thereof. Should Buyer and Seller not agree as to the amount of such price reduction such dispute shall be submitted to the Independent Expert for determination. The term “Casualty Loss” shall mean physical damage to an Asset that (a) occurs between execution of this Agreement and Closing, (b) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, reservoir changes, or downhole failure (including, without limitation, downhole failure arising or occurring during drilling or completing operations, junked or lost holes or sidetracking or deviating a well) and (c) exceeds Fifty Thousand Dollars ($50,000) in value.

11.4 Books and Records. Seller shall deliver the Records to Buyer at Closing or within a reasonable time thereafter.

11.5 Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements made concerning this Agreement or the transactions contemplated hereby, and except as may be required by applicable laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld. Except as may be required by applicable laws or the applicable rules and regulations of any Governmental Authority or stock exchange, no such press release shall include any reserve estimates.

11.6 Assignment. Prior to Closing, Buyer may not assign any rights acquired hereunder or delegate any duties assumed hereunder without the prior written consent of Seller or its respective successors and assigns. Notwithstanding anything herein to the contrary, Buyer shall remain responsible to Seller for all obligations and liabilities under this Agreement and under the Assignment, until expressly released by Seller in writing.

11.7 Entire Agreement. This Agreement constitutes the entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, and understandings between the parties. No amendment shall be binding unless in writing and signed by both parties. Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision. This Agreement is for the benefit of Seller and Buyer and their respective successors, representatives, and assigns and not for the benefit of third parties.

11.8 Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered either by personal delivery, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the following addresses:

If to Seller:	If to Buyer:

Dune Properties, Inc.	Texas Petroleum Investment Company
777 Walker Street, Suite 2300	5850 San Felipe, Suite 250
Houston, TX 77002	Houston, TX 77057
Attention: Richard H. Mourglia	Attention: Steve Sandlin
Telephone No.: 713-229-6300	Telephone No.: 713-789-9225
Fax No.: 713-229-6398	Fax No.: 713-782-2086

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner herein above set forth. Notices shall be deemed given when received, if sent by facsimile (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if either hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

11.9 Governing Law; Venue. This Agreement shall be governed by the laws of the State of Texas, without giving effect to any principles of conflicts of law. The validity of the conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The provisions contained in such conveyances and the remedies available because of a breach of such provisions shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws. Each of the Parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Texas and of the federal courts sitting in the State of Texas, and (ii) subject to service of process in the State of Texas. Each party hereto hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of any federal or state court located in the city of Houston, State of Texas, (the “Texas Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and (b) waives any objection to the laying of venue of any such litigation in the Texas Courts and agrees not to plead or claim in any Texas Court that such litigation brought therein has been brought in any inconvenient forum.

11.10 Confidentiality. Buyer agrees that all information furnished or disclosed by Seller or acquired by Buyer in connection with the sale of the Assets shall remain confidential prior to Closing. Buyer may disclose such information only to its subsidiaries or affiliates, agents, advisors, counsel or representatives (herein “Representatives”) who have agreed, prior to being given access to such information, to maintain the confidentiality thereof In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, Buyer agrees that all information furnished or disclosed by Seller or acquired by Buyer in connection with the inspection, testing, inventory or sale of the Assets shall remain confidential, with Seller a third party beneficiary of any privilege held by Buyer. Buyer and its Representatives shall promptly return to Seller any and all materials and information furnished or disclosed by Seller relating in any way to the Assets, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof and destroy any information relating to the Assets and independently acquired by Buyer. In the event of any conflict between this Section 11.10 and any other confidentiality agreement affecting Buyer and Seller, this Section 11.10 shall control.

11.11 Survival of Representations and Covenants. All representations, warranties and covenants of the Parties to the extent not fully performed or waived prior to Closing shall survive the Closing; provided, however that the representations, warranties, covenants and indemnities of Seller shall only survive after Closing for a period of six (6) months thereafter (as contemplated in Section 3.3(b), after which, the same shall become null and void and Seller shall have no further obligation or liability with respect thereto (including, without limitation, any indemnification liability). Claims for a breach of a representation, warranty or covenant covered by the provisions of Section 3.3(b) and shall be governed exclusively by the provisions of such Section.

11.12 Further Cooperation. After the Closing, each party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

11.13 Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all signatures of the parties hereto were on the same document, but in such event each counterpart shall constitute an original, and all of such counterparts shall constitute one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each party.

11.14 Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Seller may, at its option, include in the Schedules items that are not material in order to avoid misunderstanding, and any such inclusion, or any references to dollar or other amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure in the Schedules relating to any possible breach or violation of any agreement, Contract or applicable law shall be construed as an admission or indication that such breach or violation exists or has actually occurred. In addition, Seller may, from time to time, prior to the Closing, by delivering a written copy thereof to Buyer, supplement or amend the exhibits and schedules attached to this Agreement, other than Exhibit

A, to correct any matter that would constitute a breach of any representation or warranty of Seller herein contained. If Seller supplements or amends any such schedule or exhibit and the Closing would otherwise occur within ten (10) business days thereafter, then Buyer shall have the right to postpone the Closing Date until the date which is ten (10) business days after Buyer received Seller’s amendment or supplement (or if such date is not the last business day of the month, then until such last business day). Any amendments or supplements shall not affect the rights of Buyer to defer or not close the transactions under its closing conditions set forth in Article 10. If the Closing occurs, any such supplement or amendment of any such schedule or exhibit will be effective to cure and correct any breach of any representation or warranty that would have existed absent such amendment or supplement but not any breach of covenants, and Buyer shall have no right, and hereby waives any and all rights, to bring any claim in respect of or relating to such breach of representation or warranty.

11.15 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any materially adverse manner to the other party.

11.16 Expenses, Post-Closing Consents and Recording. Notwithstanding other provisions of this Agreement, Buyer shall be responsible for the filing and recording of the Assignment(s), conveyances or other instruments required to convey title to the Assets to Buyer in the appropriate federal, state and local records, and all required documentary, filing and recording fees and expenses incurred in connection therewith. Buyer shall supply Seller with a true and accurate photocopy of all the recorded and filed Assignment(s) within a reasonable period of time after such are available. Buyer shall be responsible for timely obtaining all consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

11.17 Removal of Signs and Markers. Seller may either remove its name and signs from the Seller-operated Wells, facilities and Personal Property or require Buyer, at Buyer’s cost, to do so for those Assets that Buyer will operate. If Seller’s name or signs remain on the Assets after Seller ceases to be operator and Buyer has become operator, Buyer shall (a) remove any remaining signs and references to Seller within ninety (90) days after Seller ceases to be operator or such earlier time as may be required by applicable regulations, (b) install signs complying with applicable governmental regulations, including signs showing Buyer as operator of the Assets it operates and (c) upon Seller’s request after Closing, notify Seller of the removal and installation. Seller reserves a right of access to the Assets for a period of 120 days after it ceases to be operator to remove its signs and name from all Wells, facilities and Personal Property, or to confirm that Buyer has done so for the Assets operated by Buyer.

11.18 CONSPICUOUSNESS/EXPRESS NEGLIGENCE. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES,

INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE) OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR FROM ANY PRE-EXISTING DEFECT, EXCEPT TO THE EXTENT CAUSED BY THE INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

11.19 Waiver of Certain Damages; Limitation on Seller’s Indemnity. EACH PARTY IRREVOCABLY WAIVES AND AGREES NOT TO SEEK INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND IN CONNECTION WITH ANY DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE BREACH HEREOF. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 11.19 DOES NOT DIMINISH OR OTHERWISE AFFECT THE PARTIES’ RIGHTS AND OBLIGATIONS TO BE INDEMNIFIED AGAINST, AND PROVIDE INDEMNITY FOR, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES AWARDED TO ANY THIRD PARTY FOR WHICH INDEMNIFICATION IS PROVIDED IN THIS AGREEMENT OR SELLER’S RIGHT TO RECEIVE LIQUIDATED DAMAGES, INCLUDING THE DEPOSIT PURSUANT TO THE PROVISIONS OF SECTION 10.3.

11.20 Transfer of Records. Seller will deliver to Buyer, at Buyer’s expense, and within ten (10) days after Closing, the original Records as described in Section 1.1 (a)(vi). Seller may, at its election and expense, make and retain copies of any or all such Records.

11.21 Preservation of Records. For a period of seven (7) years after the Closing Date (unless a written request is made for a longer period), the Party in possession of the originals of the Records will retain such Records and will make such Records available to the other Party upon reasonable notice for inspection and/or copying at the headquarters of the Party in possession (or at such other location in the United States as the Party in possession may designate in writing to the other Party) at reasonable times and during regular office hours.

EXECUTED as of the date first above written.

SELLER:

DUNE PROPERTIES, INC.

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	President

BUYER:

TEXAS PETROLEUM INVESTMENT COMPANY

By:	/s/ William H. Crawford
Name:	William H. Crawford
Title:	Secretary / Co-Owner